Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
Analyst Contact: Jim Mabry (843) 529-5593

South State Corporation Reports 2016 Results;

Increases Quarterly Cash Dividend

COLUMBIA, S.C.—January 27, 2017—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and twelve-month periods ended December 31, 2016.  Highlights for 2016 include the following:

•

Net income was $101.3 million for 2016, and improved $1.8 million, or 1.8% increase, from 2015, while adjusted net income (non-GAAP) was $110.1 million in 2016, up $5.7 million, or 5.5% increase, from 2015

o	Earnings per share (EPS) – diluted was $4.18 for 2016 compared to $4.11 in 2015, or a 1.7% increase;
o	Adjusted net income per share (non-GAAP) – diluted was $4.55 for 2016 compared to $4.31 in 2015, or a 5.6% increase;
o	Increased dividend paid to common shareholders during 2016 by 23.5%, or $0.23 per share, compared 2015

•	Net loan growth for 2016 was $675.8 million, or 11.2%
o	Non-acquired loan growth totaled $1.0 billion, or 24.2% increase; which
o	Outpaced acquired loan runoff of $344.5 million

•	Performance ratios during 2016 compared to 2015
o	Return on average assets totaled 1.16% compared to 1.21%
o	Adjusted return on average assets (non-GAAP) was 1.26% compared to 1.27%
o	Return on average tangible equity decreased to 14.72% compared to 15.97%
o	Adjusted return on average tangible equity (non-GAAP) declined to 15.94% from 16.72%
o	Efficiency ratio was 64.2% for both 2016 and 2015
o	Adjusted efficiency ratio (non-GAAP) was 61.8% down from 62.6% (excluding branch consolidation and merger expenses and the charge for the early termination of the FDIC loss share agreements in 2016)

•	Balance sheet and equity during 2016
o	Cash and cash equivalents decreased by $321.3 million as loans increased
o	Investment securities portfolio declined by $12.8 million and comprise 11.4% of total assets, down from 2015 at 12% of assets
o	OREO declined by $12.2 million and totaled $18.3 million
o	Noninterest bearing deposits increased by $222.6, or 11.3%
o	Shareholders’ equity increased $75.2 million, or 7.1%, to $1.14 billion, primarily from net income less the common dividends paid
o	Equity to assets improved to 12.75% from 12.38% in 2015
o	Tangible equity to tangible assets improved to 8.88% from 8.24%

•	Asset quality in 2016 compared 2015
o	Nonperforming assets (NPAs) declined by 28.2%, or $15.1 million, to $38.6 million
o	NPAs to total assets improved to 0.43% from 0.63%
o	Net charge offs on non-acquired loans were 0.06%, or $2.7 million, down from 0.09%, or $3.4 million
o	Net charge offs on acquired non-credit impaired loans were 0.07%, or $669,000, compared to 0.20%, or $2.4 million
o	Coverage ratio of ALLL on non-acquired non-performing loans improved to 250.7% from 181.8%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend of $0.33 per share payable on its common stock.  This per share amount is $0.01 per share, or 3.1% higher than the dividend paid in the immediately preceding quarter and is $0.05 per share, or 17.9%, higher than a year ago.  The dividend will be payable on February 24, 2017 to shareholders of record as of February 17, 2017.

Merger with Southeastern Bank Financial Corporation (“SBFC” or “Southeastern”)

On January 3, 2017, the South State Corporation closed its merger with SBFC, and its wholly-owned bank subsidiary, Georgia Bank & Trust, merged into South State Bank.  The Company issued 4,978,338 shares using an exchange ratio of 0.7307.  The total purchase price was $435.1 million.  Final allocation of the purchase price to the fair value of assets and liabilities acquired has not been completed and will be reported as part of the earnings release for first quarter of 2017 and Form 10-Q as of March 31, 2017.  As of December 31, 2016, SBFC, headquartered in Augusta, Georgia, had approximately $1.8 billion in assets, $1.5 billion in deposits and $1.1 billion in loans.  This merger added 12 offices in the Augusta, GA and Aiken, SC markets.  Southeastern ranked second in market share in the Augusta market.  The system conversion and branding change is scheduled to occur during Presidents’ Day weekend, February 17-20, 2017.

Branch Initiatives - Update

The Company announced the consolidation of eleven locations during the second, third and fourth quarters of 2016.  During the second quarter, the Company closed eight locations; in the third quarter, one location was closed; and in the fourth quarter, one location was closed.  One location which will be closed in the first quarter of 2017.  The expected branch closure cost and anticipated cost savings remain on target as previously disclosed and planned.

Fourth Quarter 2016 Financial Performance

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,
INCOME STATEMENT	2016	2016	2016	2016	2015	2016	2015
Interest income
Loans, including fees (8)	$76,709	$77,344	$77,154	$77,254	$77,462	$308,461	$315,574
Investment securities, federal funds sold and securities purchased under agreements to resell	5,979	5,937	6,225	6,561	6,314	24,702	22,527
Total interest income	82,688	83,281	83,379	83,815	83,776	333,163	338,101
Interest expense
Deposits	1,423	1,412	1,368	1,600	1,794	5,803	7,344
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	665	624	612	613	550	2,514	2,984
Total interest expense	2,088	2,036	1,980	2,213	2,344	8,317	10,328
Net interest income	80,600	81,245	81,399	81,602	81,432	324,846	327,773
Provision for loan losses (1)	622	912	2,728	2,557	826	6,819	5,864
Net interest income after provision for loan losses	79,978	80,333	78,671	79,045	80,606	318,027	321,909
Noninterest income	32,831	35,340	32,118	30,041	29,197	130,330	115,555
Pre-tax operating expense	70,400	72,482	72,280	71,072	70,264	286,234	280,144
Branch consolid./acquisition and merger expense	4,841	709	1,573	958	1,617	8,081	6,945
Total noninterest expense	75,241	73,191	73,853	72,030	71,881	294,315	287,089
Income before provision for income taxes	37,568	42,482	36,936	37,056	37,922	154,042	150,375
Provision for income taxes	13,391	14,387	12,420	12,562	12,387	52,760	50,902
Net income	$24,177	$28,095	$24,516	$24,494	$25,535	$101,282	$99,473

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$24,177	$28,095	$24,516	$24,494	$25,535	$101,282	$99,473
Securities (gains) losses, net of tax	—	—	—	(81)	—	(81)	—
Other than temporary impairment, net of tax	—	—	—	—	329	—	329
FDIC LSA early termination, net of tax	—	—	2,938	—	—	2,938	—
Branch consolid./acquisition and merger expense	3,814	468	1,044	634	1,089	5,960	4,595
Adjusted net income (non-GAAP)	$27,991	$28,563	$28,498	$25,047	$26,953	$110,099	$104,397

Basic earnings per common share	$1.01	$1.17	$1.02	$1.02	$1.06	$4.22	$4.15
Diluted earnings per common share	$1.00	$1.16	$1.01	$1.01	$1.05	$4.18	$4.11
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.16	$1.19	$1.19	$1.04	$1.12	$4.58	$4.36
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.15	$1.18	$1.18	$1.04	$1.11	$4.55	$4.31
Dividends per common share	$0.32	$0.31	$0.30	$0.28	$0.26	$1.21	$0.98
Basic weighted-average common shares outstanding	24,035,960	24,016,075	23,995,054	23,969,080	23,986,795	23,998,278	23,965,738
Diluted weighted-average common shares outstanding	24,287,496	24,278,294	24,237,457	24,191,065	24,267,937	24,219,047	24,224,255
Effective tax rate	35.64%	33.87%	33.63%	33.90%	32.66%	34.25%	33.85%

The Company reported consolidated net income of $24.2 million, or $1.00 per diluted common share for the three-months ended December 31, 2016, a $3.9 million decrease from the third quarter of 2016.  Interest income was down $593,000 primarily from lower loan interest income, as the acquired interest income decreased more than the non-acquired interest income increased.  This was only partially offset by interest income increases in the securities portfolio and loans held for sale.  Interest expense increased by $52,000 due primarily to higher interest expense in time deposits and other borrowings.  The provision for loan losses decreased $290,000 compared to the third quarter due primarily to a lower provision for loan losses on non-acquired loans of $491,000 which was driven by the overall improvement in credit quality, and partially offset by an increase allowance for acquired credit impaired loans of $239,000.  Noninterest income decreased by $2.5 million from lower mortgage banking income of $1.8 million and lower recoveries on acquired loans of $872,000.  These were offset partially by improved income in trust and investment services of $314,000.  Noninterest expense increased by $2.1 million.  This increase resulted from merger expenses associated with Southeastern Bank Financial Corporation of $4.3 million in the quarter, which was offset partially by lower salary and employee benefits of $1.3 million, lower OREO and trouble loan related expenses of $511,000, and lower regulatory expenses of $267,000.  During the quarter, our effective income tax rate increased to 35.64% from 33.87% in the third quarter of 2016 due primarily to nondeductible expenses of $2.0 million related to the merger with SBFC.

“The results for 2016 continued to demonstrate strong performance across the company,” said Robert R. Hill, Jr., CEO of South State Corporation.  “For the year, our team produced 11.2% loan growth while maintaining excellent asset quality.  We are very pleased with the diversity of our loan growth, which included 26.3% commercial and industrial growth and 11.0% consumer non real estate growth.  Expense management also continued to be good as we limited our expense growth to 2.2%, excluding merger and branch consolidation costs, during the year.  This combination of growth and efficiency produced an adjusted return on assets 1.26% and adjusted return on tangible equity of 15.94%.  During 2016, tangible book value rose 12.0% and the cash dividend increased 23.5%.  I am pleased that our team produced this level of performance even as we invested in building the platform to cross $10 billion in assets.  The merger with Southeastern, which was announced in June 2016, has now closed.  The outstanding bankers from Southeastern, and the progress and opportunity this merger presents will contribute to the overall success in 2017 and forward for the company.”

Balance Sheet and Capital

	Ending Balance
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
BALANCE SHEET	2016	2016	2016	2016	2015
Assets
Cash and cash equivalents	$374,448	$507,517	$481,912	$697,277	$695,794
Investment securities:
Securities held to maturity	6,094	6,851	7,921	7,920	9,314
Securities available for sale, at fair value	999,405	925,374	989,610	978,047	1,009,541
Other investments	9,482	9,482	9,529	9,539	8,893
Total investment securities	1,014,981	941,707	1,007,060	995,506	1,027,748
Loans held for sale	50,572	57,052	48,926	34,933	41,649
Loans:
Acquired credit impaired	602,546	632,617	658,835	692,437	733,870
Acquired non—credit impaired	836,699	885,657	941,886	999,238	1,049,538
Non—acquired	5,241,041	5,008,113	4,816,875	4,472,668	4,220,726
Less allowance for non—acquired loan losses (1)	(36,960)	(37,319)	(36,939)	(35,115)	(34,090)
Loans, net	6,643,326	6,489,068	6,380,657	6,129,228	5,970,044
FDIC receivable for loss share agreements	—	—	—	2,091	4,401
Other real estate owned ("OREO")	18,316	22,211	22,427	25,953	30,554
Premises and equipment, net	183,510	179,450	177,950	176,412	174,537
Bank owned life insurance	104,148	103,427	102,815	102,199	101,588
Deferred tax asset	31,123	25,357	25,915	32,045	37,827
Mortgage servicing rights	29,037	23,064	22,350	23,697	26,202
Core deposit and other intangibles	39,848	41,738	43,629	45,521	47,425
Goodwill	338,340	338,340	338,340	338,340	338,340
Other assets	72,943	68,234	72,012	67,555	61,239
Total assets	$8,900,592	$8,797,165	$8,723,993	$8,670,757	$8,557,348

Liabilities and Shareholders' Equity
Deposits:
Noninterest—bearing	$2,199,046	$2,176,155	$2,117,246	$2,020,632	$1,976,480
Interest—bearing	5,135,377	5,071,251	5,046,680	5,141,316	5,123,948
Total deposits	7,334,423	7,247,406	7,163,926	7,161,948	7,100,428
Federal funds purchased and securities sold under agreements to repurchase	313,773	305,268	341,064	312,034	288,231
Other borrowings	55,358	55,306	55,254	55,210	55,158
Other liabilities	62,450	65,053	59,406	59,511	54,147
Total liabilities	7,766,004	7,673,033	7,619,650	7,588,703	7,497,964

Shareholders' equity:
Preferred stock — $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock — $2.50 par value; authorized 40,000,000 shares	60,576	60,523	60,488	60,445	60,407
Surplus	711,307	705,124	703,445	701,462	703,929
Retained earnings	370,916	354,490	333,900	316,642	298,919
Accumulated other comprehensive income (loss)	(8,211)	3,995	6,510	3,505	(3,871)
Total shareholders' equity	1,134,588	1,124,132	1,104,343	1,082,054	1,059,384
Total liabilities and shareholders' equity	$8,900,592	$8,797,165	$8,723,993	$8,670,757	$8,557,348

Common shares issued and outstanding	24,230,392	24,209,122	24,195,226	24,177,833	24,162,657

At December 31, 2016, the Company’s total assets were $8.9 billion, an increase of $103.4 million from September 30, 2016 and an increase of $343.2 million from December 31, 2015.During the fourth quarter of 2016, the Company experienced asset growth primarily in loans of $153.9 million, excluding the change in the allowance for loan losses, and investment securities of $74.0 million. These increases were primarily offset by a decline in cash and cash equivalents of $133.1 million. Mortgage servicing rights increased by $6.0 million primarily from the changes in fair value due to interest rate movements during the fourth quarter. Total deposits increased $87.0 million due to noninterest-bearing deposit growth of $22.9 million, or 4.2% annualized, and interest-bearing deposits increased by $64.1 million, resulting mainly from an increase in NOW, IOLTA and money market accounts, partially offset by a decline in time deposits. Fed funds purchased and securities sold under repurchase agreements increased by $8.5 million during the fourth quarter to $313.8 million.

The Company’s book value per common share increased to $46.82 per share at December 31, 2016, compared to $46.43 at September 30, 2016, and $43.84 at December 31, 2015.During the fourth quarter of 2016, capital increased $10.5 million due to net income of $24.2 million, which was offset by the common dividend paid of $7.8 million. Accumulated other comprehensive income (“AOCI”) decreased $12.2 million due primarily to the decline in the unrealized gains in the AFS securities portfolio during the quarter of $11.7 million, net of tax. Tangible book value (“TBV”) per common share increased by $0.49 per share to $31.22 at December 31, 2016, compared to $30.73 at September 30, 2016, and increased by $3.34 per share, or 12%, from $27.88 at December 31, 2015.The quarterly increase of $0.49 per share in tangible book value was primarily the result of earnings per share, excluding amortization of intangibles, of $1.05, offset by the dividend paid to shareholders of $0.32 per share and the decrease in AOCI of $0.50 per share (primarily from the change in fair value of the available for sale securities portfolio to an unrealized loss position during the quarter).

The total risk-based capital (RBC) ratio, at December 31, 2016, is estimated to be 13.0% up from September 30, 2016 of 12.9%, due primarily to our asset mix moving from higher risk weighted categories to lower risk weighted categories, and the increase in capital discussed above; and compared to, December 31, 2015, of 13.3%, was down, due primarily to loan growth during the year and the termination of our loss share agreements with the FDIC during the second quarter of 2016.Tier 1 leverage ratio increased from 9.7% at September 30, 2016 to 9.9% at December 31, 2016.

“The strength of our balance sheet and asset quality continue to serve us well as evidenced by the financial results in 2016,” said John C. Pollok, COO and CFO.  “Our non-acquired loans grew by more than $1.0 billion, or 24%, in 2016, and was partially offset by $344.2 million, or 19%, decline in acquired loans. We returned to our shareholders $5.6 million more in dividend during 2016 than in 2015, and increased our tangible book value by $3.34 per share.”

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
PERFORMANCE RATIOS	2016	2016	2016	2016	2015	2016	2015
Return on average assets (annualized)	1.08%	1.28%	1.13%	1.15%	1.19%	1.16%	1.21%
Operating return on average assets (annualized) (non-GAAP) (3)	1.26%	1.30%	1.32%	1.18%	1.25%	1.26%	1.27%
Return on average equity (annualized)	8.50%	10.00%	9.02%	9.18%	9.57%	9.17%	9.67%
Operating return on average equity (annualized) (non-GAAP) (3)	9.84%	10.17%	10.48%	9.38%	10.10%	9.97%	10.15%
Return on average tangible common equity (annualized) (non-GAAP) (7)	13.42%	15.86%	14.59%	15.04%	15.99%	14.72%	15.97%
Operating return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.44%	16.11%	16.85%	15.36%	16.82%	15.94%	16.72%
Efficiency ratio (tax equivalent)	65.82%	62.30%	64.54%	64.07%	64.17%	64.16%	64.19%
Operating efficiency ratio (9)	61.59%	61.70%	60.81%	63.22%	62.72%	61.81%	62.64%
Dividend payout ratio (2)	32.06%	26.71%	29.61%	27.64%	24.66%	28.91%	23.84%
Book value per common share	$46.82	$46.43	$45.64	$44.75	$43.84
Tangible common equity per common share (non-GAAP) (7)	$31.22	$30.73	$29.86	$28.88	$27.88

CAPITAL RATIOS
Equity-to-assets	12.75%	12.78%	12.66%	12.48%	12.38%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.88%	8.84%	8.66%	8.43%	8.24%
Tier 1 common equity (6)	11.7%	11.5%	11.2%	11.6%	11.8%
Tier 1 leverage (6)	9.9%	9.7%	9.5%	9.4%	9.3%
Tier 1 risk-based capital (6)	12.4%	12.3%	12.0%	12.4%	12.7%
Total risk-based capital (6)	13.0%	12.9%	12.6%	13.0%	13.3%

OTHER DATA
Number of branches	116	117	118	126	127
Number of employees (full-time equivalent basis)	2,055	2,039	2,032	2,039	2,058

Asset Quality

	Ending Balance
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2016	2016	2016	2016	2015
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$14,745	$15,010	$18,372	$19,235	$18,747
Non-acquired OREO and other nonperforming assets	3,998	6,614	6,862	7,779	8,783
Total non-acquired nonperforming assets	18,743	21,624	25,234	27,014	27,530
Acquired
Acquired nonperforming loans	4,834	4,633	4,438	3,951	3,817
Acquired OREO and other nonperforming assets	15,027	16,279	16,258	18,946	22,395
Total acquired nonperforming assets	19,861	20,912	20,696	22,897	26,212
Total nonperforming assets	$38,604	$42,536	$45,930	$49,911	$53,742

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2016	2016	2016	2016	2015	2016	2015
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.71%	0.75%	0.77%	0.79%	0.81%	0.71%	0.81%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	250.66%	248.63%	201.06%	182.56%	181.84%	250.66%	181.84%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.05%	0.03%	0.06%	0.09%	0.14%	0.06%	0.09%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.06%	0.07%	0.07%	0.08%	0.08%	0.07%	0.20%
Total nonperforming assets as a percentage of total assets	0.43%	0.48%	0.53%	0.58%	0.63%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.28%	0.30%	0.38%	0.43%	0.44%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.36%	0.43%	0.52%	0.60%	0.65%
Total nonperforming assets as a percentage of total assets (5)	0.21%	0.25%	0.29%	0.31%	0.32%

During the fourth quarter of 2016, overall asset quality improved as NPAs declined by $3.9 million, or 9.2%, to $38.6 million, and represented 0.43% of total assets.  Compared to December 31, 2015, NPAs have declined by $15.1 million, or 28.2%, and represented 0.63% of total assets.  During the fourth quarter of 2016, non-acquired NPAs, excluding acquired loans and acquired OREO, declined by $2.9 million, or 13.3%, to $18.7 million.  Non-acquired nonperforming loans decreased by $265,000, or 1.8%, and non-acquired OREO and other assets repossessed decreased $2.6 million, or 40%. Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.36% compared to 0.43% at September 30, 2016.

During the fourth quarter, the Company reported $4.8 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was an increase of $201,000 from the balance at September 30, 2016.Additionally, acquired nonperforming OREO and other assets owned decreased by $1.3 million from September 30, 2016 and declined by $7.4 million from December 31, 2015.

At December 31, 2016, the allowance for non-acquired loan losses was $37.0 million, or 0.71%, of non-acquired period-end loans.  The current allowance for loan losses provides 2.51 times coverage of period-end non-acquired nonperforming loans, up from 2.49 times at September 30, 2016, and 1.82 times at December 31, 2015.Net charge-offs within the non-acquired portfolio were $644,000, or 0.05% annualized, in the fourth quarter of 2016 compared to $394,000 for the third quarter, or 0.03% annualized. Fourth quarter 2015 net charge-offs totaled $1.4 million, or 0.14% annualized.  During the fourth quarter of 2016, the provision for non-acquired loan losses totaled $284,000 compared to $775,000 in the third quarter of 2016, and $400,000 in the fourth quarter of 2015.

Net charge offs related to “acquired non-credit impaired loans” were $122,000, or 0.06% annualized, and the Company recorded a provision for loan losses, accordingly, during the fourth quarter of 2016.These charge-offs declined from $160,000 in the third quarter of 2016 and from $213,000 in the fourth quarter of 2015.

Total OREO decreased by $3.9 million during the fourth quarter of 2016 to $18.3 million at December 31, 2016.This decline was the result of the disposition of 36 properties totaling $6.6 million, partially offset by the addition of lower balance assets foreclosed on during the quarter. Overall, OREO and troubled loan related costs decreased by $511,000 compared to the third quarter 2016, and decreased by $271,000 compared to the fourth quarter of 2015.The improvement in this expense from fourth quarter of 2015 was primarily the result of lower “cost to carry” on smaller balances (including taxes, insurance and maintenance) and lower losses on the disposition of these assets.

Net Interest Income and Margin

	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$330,571	$619	0.74%	$354,007	$666	0.75%	$675,385	$755	0.44%
Investment securities (taxable)	850,546	4,446	2.08%	842,128	4,309	2.04%	808,239	4,520	2.22%
Investment securities (tax-exempt)	112,888	914	3.22%	122,323	962	3.13%	135,499	1,039	3.04%
Loans held for sale	51,383	414	3.21%	41,246	350	3.38%	40,376	340	3.34%
Loans	6,581,678	76,295	4.61%	6,463,485	76,994	4.74%	5,904,749	77,122	5.18%
Total interest-earning assets	7,927,066	82,688	4.15%	7,823,189	83,281	4.24%	7,564,248	83,776	4.39%
Noninterest-earning assets	942,480			931,204			981,809
Total Assets	$8,869,546			$8,754,393			$8,546,057

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,398,091	$654	0.08%	$3,327,790	$683	0.08%	$3,259,885	$666	0.08%
Savings deposits	796,747	121	0.06%	786,904	121	0.06%	728,854	113	0.06%
Certificates and other time deposits	896,820	648	0.29%	942,532	608	0.26%	1,127,401	1,015	0.36%
Federal funds purchased and repurchase agreements	321,168	156	0.19%	318,124	137	0.17%	283,535	99	0.14%
Other borrowings	55,328	509	3.66%	55,275	487	3.51%	55,131	451	3.25%
Total interest-bearing liabilities	5,468,154	2,088	0.15%	5,430,625	2,036	0.15%	5,454,806	2,344	0.17%
Noninterest-bearing liabilities	2,269,588			2,206,461			2,032,698
Shareholders' equity	1,131,804			1,117,307			1,058,553
Total Non-IBL and shareholders' equity	3,401,392			3,323,768			3,091,251
Total liabilities and shareholders' equity	$8,869,546			$8,754,393			$8,546,057
Net interest income and margin (NON-TAX EQUIV.)		$80,600	4.04%		$81,245	4.13%		$81,432	4.27%
Net interest margin (TAX EQUIVALENT)			4.09%			4.18%			4.32%

Non-taxable equivalent net interest income was $80.6 million for the fourth quarter of 2016, a $645,000 decrease from the third quarter of 2016, resulting primarily from the following:

1.

An $80.0 million decrease in the average balance of acquired loans from the third quarter of 2016, coupled with a 19 basis point decline in the yield resulted in a decline in acquired loan interest income of $2.2 million.  The yield declined on acquired loans from 7.66%, in the third quarter of 2016, to 7.47%, in the fourth quarter of 2016, due primarily to the renewals of certain acquired loans which increased the weighted average lives of the loan pools, and continuing to accrete the same discounts (income) over a longer period of time.  As the total loan portfolio continues to remix (more non-acquired loans and less acquired loans), the yield on the total loan portfolio declined from 4.74% in the third quarter of 2016 to 4.61% in the fourth quarter of 2016.Compared to the fourth quarter of 2015, the loan portfolio yield declined from 5.18%; and
2.

$198.2 million increase in the average balance of non-acquired loans partially offset by the yield decreasing to 3.78% during the fourth quarter from 3.81% in the third quarter which resulted in an increase in non-acquired loan interest income of approximately $1.5 million; and

3.

Interest expense increased by $52,000 from the third quarter of 2016.This increase was within all categories of funding, except transaction and money market accounts, primarily from higher average balances, except within time deposits, where the average declined.  Rates increased during the fourth quarter of 2016, however, the total cost of funds remained at 15 basis points, the same as third quarter of 2016.Compared to the fourth quarter of 2015, interest expense declined $256,000, primarily the result of lower interest expense on certificates and other time deposits with $230.6 million decline in the average balance.

Tax-equivalent net interest margin decreased 9 basis points from the third quarter of 2016 and declined by 23 basis points from the fourth quarter of 2015.The Company’s average yield on interest-earning assets decreased 9 basis points while the average rate on interest-bearing liabilities remained unchanged at 15 basis point in the fourth and third quarter of 2016.During the fourth quarter of 2016, the Company’s average total assets increased to $8.9 billion from $8.8 billion at September 30, 2016 and from $8.5 billion at December 31, 2015.Average earning assets totaled $7.9 billion up $103.9 million compared to the third quarter of 2016, and up from $7.6 billion at December 31, 2015.Average interest-bearing liabilities rose to $5.5 billion for the fourth quarter of 2016 from $5.4 billion at September 30, 2016, and flat from $5.5 billion at December 31, 2015.Average non-interest bearing demand deposits increased by $56.9 million during the quarter and by $227.4 million from December 31, 2015.Including the impact of noninterest bearing deposits, the Company’s cost of funds remained at 11 basis points during the fourth and the third quarter of 2016.

Noninterest Income and Expense

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands)	2016	2016	2016	2016	2015	2016	2015
Noninterest income:
Fees on deposit accounts	$20,457	$20,776	$21,539	$20,125	$21,076	$82,897	$74,479
Mortgage banking income	4,443	6,286	5,620	4,198	3,229	20,547	21,761
Trust and investment services income	5,191	4,877	4,911	4,785	4,643	19,764	20,117
Securities gains, net	—	—	—	122	—	122	—
Other than temporary impairment	—	—	—	—	(489)	—	(489)
Amortization of FDIC indemnification asset	—	—	(4,427)	(1,475)	(1,467)	(5,902)	(8,587)
Recoveries of fully charged off acquired loans	1,335	2,207	2,002	921	877	6,465	2,976
Other	1,405	1,194	2,473	1,365	1,328	6,437	5,298
Total noninterest income	$32,831	$35,340	$32,118	$30,041	$29,197	$130,330	$115,555

Noninterest expense:
Salaries and employee benefits	$40,722	$41,972	$40,537	$41,432	$40,550	$164,663	$161,304
Net occupancy expense	5,348	5,464	5,541	5,359	5,427	21,712	21,105
Information services expense	5,196	5,237	5,082	5,034	4,734	20,549	17,810
Furniture and equipment expense	3,246	3,234	3,072	2,851	2,772	12,403	11,233
Bankcard expense	2,864	2,940	3,040	2,879	2,607	11,723	9,320
OREO expense and loan related	1,574	2,085	874	1,774	1,845	6,307	9,595
Business development and staff related	1,609	1,698	2,035	1,706	1,630	7,048	7,557
Amortization of intangibles	1,890	1,891	1,892	1,904	2,266	7,577	8,324
Professional fees	2,039	1,758	1,576	1,329	1,156	6,702	5,533
Supplies, printing and postage expense	1,369	1,345	1,757	1,808	1,528	6,279	5,919
FDIC assessment and other regulatory charges	734	1,001	1,017	1,144	1,029	3,896	4,714
Advertising and marketing	799	790	858	645	920	3,092	3,838
Other operating expenses	3,010	3,067	4,999	3,207	3,800	14,283	13,892
Merger & branch consolidation expense	4,841	709	1,573	958	1,617	8,081	6,945
Total noninterest expense	$75,241	$73,191	$73,853	$72,030	$71,881	$294,315	$287,089

Noninterest income was lower than the third quarter of 2016 by approximately $2.5 million to $32.8 million. The decrease was the result of the following:

•	Lower mortgage banking income of $1.8 million due primarily to a lower fair value of mortgage pipeline from increased interest rates during the quarter;
•	Lower recoveries on acquired credit impaired loans of $872,000;
•	Lower fees on deposits accounts of $319,000; offset partially by
•	Higher income on trust and investment services income of $314,000 due to asset-based administration fees; and
•	Higher other income of $211,000 primarily from the cash surrender value of BOLI.

Compared to the fourth quarter of 2015, noninterest income grew by $3.6 million due to the following:

1.	$1.2 million improvement in mortgage banking income primarily from higher realized gains from mortgage loans sold in the secondary market,
2.	$1.5 million improvement with the elimination of the amortization of the FDIC indemnification asset as Loss Share Agreements (LSAs) were terminated in the second quarter of 2016,
3.	$458,000 improvement from recoveries on acquired loans as a result of the early termination of LSAs in the second quarter of 2016,
4.	$548,000 improvement in trust and investment services income, partially offset by a
5.	Decrease in fees on deposit accounts of $619,000.

Noninterest expense was $75.2 million in the fourth quarter of 2016, an increase of $2.1 million from $73.2 million in the third quarter of 2016.This increase was due primarily to the accrual of merger expenses related to closing the SBFC transaction (investment banker and legal cost) of $4.1 million. This increase was partially offset by lower expenses in salaries and benefits of $1.2 million, lower OREO and troubled loan related of $511,000 (related to lower write downs and less realized losses) and lower FDIC assessment and other regulatory charges of $267,000.Lower expense in salaries and benefits were attributable to the following: (1) $382,000 of reduced employers FICA tax, (2) $258,000 of reduced severance pay, (3) $264,000 less in commissions, and (4) lower incentive expense in the fourth quarter of 2016, as the third quarter of 2016 included higher accrual for anticipated annual payouts.

Compared to the fourth quarter of 2015, noninterest expense was $3.4 million higher due to the merger expenses recorded related to the SBFC merger of $4.6 million. This increase was partially offset by lower branch consolidation / acquisition expenses of $1.4 million. All other expense categories resulted in offsetting increases and decreases.

South State Corporation will hold a conference call today, January 27, 2017 at 10 a.m. Eastern Time, during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing 877-506-9272.The number for international participants is 412-380-2004.The conference ID number is 10098335.Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com. A replay will be available beginning January 27th by 2:00 p.m. Eastern Time until 9:00 a.m. on February 10, 2017.To listen to the replay, dial 877-344-7529 or 412-317-0088.The passcode is 10098335.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina.  Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties for over 80 years.  The bank also operates Minis & Co., Inc. and South State Advisory, both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. Prior to the merger with Southeastern, South State Corporation had assets of approximately $8.9 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures. Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec.31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec.31,	Dec. 31,
RECONCILIATION OF NON-GAAP TO GAAP	2016	2016	2016	2016	2015	2016	2015
Adjusted net income (non-GAAP) (3)
Adjusted net income (non-GAAP)	$27,991	$28,563	$28,498	$25,047	$26,953	$110,099	$104,397
Securities (gains) losses, net of tax	—	—	—	81	—	81	—
Other than temporary impariment (OTTI), net of tax	—	—	—	—	(329)	—	(329)
FDIC LSA early termination, net of tax	—	—	(2,938)	—	—	(2,938)	—
Merger and branch consolidation/acq. expense, net of tax	(3,814)	(468)	(1,044)	(634)	(1,089)	(5,960)	(4,595)
Net income (GAAP)	$24,177	$28,095	$24,516	$24,494	$25,535	$101,282	$99,473

Adjusted net income per common share - Basic (3)
Adjusted net income per common share - Basic (non-GAAP)	$1.16	$1.19	$1.19	$1.04	$1.12	$4.58	$4.36
Effect to adjust for securities gains (losses)	—	—	—	0.01	—	0.01	—
Effect to adjust for OTTI	—	—	—	—	(0.01)	—	(0.01)
Effect to adjust for FDIC LSA early termination	—	—	(0.12)	—	—	(0.12)	—
Effect to adjust for merger & branch consol./acq expenses	(0.15)	(0.02)	(0.05)	(0.03)	(0.05)	(0.25)	(0.20)
Earnings per common share - Basic (GAAP)	$1.01	$1.17	$1.02	$1.02	$1.06	$4.22	$4.15

Adjusted net income per common share - Diluted (3)
Adjusted net income per common share - Diluted (non-GAAP)	$1.15	$1.18	$1.18	$1.04	$1.11	$4.55	$4.31
Effect to adjust for securities gains (losses)	—	—	—	—	—	—	—
Effect to adjust for OTTI	—	—	—	—	(0.01)	—	(0.01)
Effect to adjust for FDIC LSA early termination	—	—	(0.12)	—	—	(0.12)	—
Effect to adjust for merger & branch consol./acq expenses	(0.15)	(0.02)	(0.05)	(0.03)	(0.05)	(0.25)	(0.19)
Earnings per common share - Diluted (GAAP)	$1.00	$1.16	$1.01	$1.01	$1.05	$4.18	$4.11

Adjusted Return of Average Assets (3)
Adjusted return on average assets (non-GAAP)	1.26%	1.30%	1.32%	1.18%	1.25%	1.26%	1.27%
Effect to adjust for securities gains (losses)	—	—	—	—	—	—	—
Effect to adjust for OTTI	—	—	—	—	-0.02%	—	-0.01%
Effect to adjust for FDIC LSA early termination	—	—	-0.14%	—	—	-0.03%	—
Effect to adjust for merger & branch consol./acq expenses	-0.18%	-0.02%	-0.05%	-0.03%	-0.04%	-0.07%	-0.05%
Return on average assets (GAAP)	1.08%	1.28%	1.13%	1.15%	1.19%	1.16%	1.21%

Adjusted Return of Average Equity (3)
Adjusted return on average equity (non-GAAP)	9.84%	10.17%	10.48%	9.38%	10.10%	9.97%	10.15%
Effect to adjust for securities gains (losses)	—	—	—	0.03%	—	0.01%	—
Effect to adjust for OTTI	—	—	—	—	-0.12%	—	-0.03%
Effect to adjust for FDIC LSA early termination	—	—	-1.08%	—	—	-0.27%	—
Effect to adjust for merger & branch consol./acq expenses	-1.34%	-0.17%	-0.38%	0.23%	-0.41%	-0.54%	-0.45%
Return on average equity (GAAP)	8.50%	10.00%	9.02%	9.64%	9.57%	9.17%	9.67%

Adjusted Return on Average Common Tangible Equity (3) (7)
Adjusted return on average common tangible equity (non-GAAP)	15.44%	16.11%	16.85%	15.36%	16.82%	15.94%	16.72%
Effect to adjust for securities gains (losses)	—	—	—	0.03%	—	0.01%	—
Effect to adjust for OTTI	—	—	—	—	-0.12%	—	-0.03%
Effect to adjust for FDIC LSA early termination	—	—	-1.08%	—	—	-0.27%	—
Effect to adjust for merger & branch consol./acq expenses	-1.34%	-0.17%	-0.38%	-0.24%	-0.41%	-0.54%	-0.45%
Effect to adjust for intangible assets	-5.60%	-5.94%	-6.37%	-5.97%	-6.72%	-5.97%	-6.57%
Return on average common equity (GAAP)	8.50%	10.00%	9.02%	9.18%	9.57%	9.17%	9.67%

Tangible Book Value Per Common Share (7)
Tangible book value per common share (non-GAAP)	$31.22	$30.73	$29.86	$28.88	$27.88
Effect to adjust for intangible assets	15.60	15.70	15.78	15.87	15.96
Book value per common share (GAAP)	$46.82	$46.43	$45.64	$44.75	$43.84

Tangible Equity-to-Tangible Assets (7)
Tangible equity-to-tangible assets (non-GAAP)	8.88%	8.84%	8.66%	8.43%	8.24%
Effect to adjust for intangible assets	3.87%	3.94%	4.00%	4.05%	4.14%
Equity-to-assets (GAAP)	12.75%	12.78%	12.66%	12.48%	12.38%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted net income, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, branch consolidation and merger expense, and FDIC LSA early termination cost.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Adjusted net income and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis: (a) pre-tax branch consolidation/acquisition expense and merger expense of$4.8 million, $709,000, $1.6 million, $958,000, and $1.6 million, for the quarters ended December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, and December 31, 2015, respectively; (b) OTTI of $489,000 for the quarter ended December 31, 2015; (c) securities gains of $122,000 for the quarter ended March 31, 2016, and (d) FDIC LSA early termination cost of $4.4 million for the quarter ended June 30, 2016.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	December 31, 2016 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets. The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP. The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $943,000; $1.1 million; $1.2 million; $1.6 million; and $1.8 million, respectively during the five quarters above; and $4.8 million and $6.5 million for the twelve months ended December 31, 2016, and 2015, respectively.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation/acquisition cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses), OTTI and FDIC early termination of the loss share agreement, which occurred in the second quarter of 2016.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward looking statements.  South State Corporation (“SSB”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities: the possibility that the anticipated benefits of the transaction (between SSB and SBFC) are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where SSB and SBFC do business; including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; SSB’s ability to complete the integration of SBFC successfully; credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; liquidity risk affecting the bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; terrorist activities risk that results in loss of consumer confidence and economic disruptions; cybersecurity risk related to SSB’s dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of SSB.  Additional factors that could cause results to differ materially from those described above can be found in SSB’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended September 30, 2016, June 30, 2016 and March 31, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of SSB’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents SSB files with the SEC, and in SBFC’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended September 30, 2016, June 30, 2016 and March 31, 2016, each of which is on file with the SEC and in other documents SBFC files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time.  SSB does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.